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                                                                   EXHIBIT 12.1

   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are defined as earnings from continuing operations before income taxes plus fixed charges, less preferred stock dividends. Fixed charges are defined as interest expensed, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. Preferred stock dividends are divided by 100% minus the effective income tax rate.

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                                                         Three Months
                                                       Ended March 31,                Year Ended December 31,
                                                       ---------------  -------------------------------------------------------
                                                            2005          2004        2003        2002        2001         2000
                                                          -------       -------     -------     -------     -------      -------
EARNINGS:
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                                     $ 5,455       $27,452     $ 9,041     $ 4,677     $   990      $  (528)
FIXED CHARGES, LESS PREFERRED STOCK DIVIDENDS               4,108        21,219      15,792       5,782       2,742        1,817
TOTAL EARNINGS                                              9,563        48,671      24,833      10,459       3,732        1,289

FIXED CHARGES:
INTEREST EXPENSE, INCLUDING AMORTIZED
  PREMIUMS, DISCOUNTS AND CAPITALIZED
  EXPENSES RELATED TO INDEBTEDNESS                          3,523        18,964      14,781       5,564       2,660        1,723
INTEREST COMPONENT OF RENTAL EXPENSE                          585         2,255       1,011         218          82           94
                                                          -------       -------     -------     -------     -------      -------
                                                            4,108        21,219      15,792       5,782       2,742        1,817
PREFERRED STOCK DIVIDENDS                                      --         1,069       1,308          --          --           --
COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS                                               $ 4,108       $22,288     $17,100     $ 5,782     $ 2,742      $ 1,817

RATIO OF HISTORICAL EARNINGS TO FIXED CHARGES(a)             2.33x         2.18x       1.45x       1.81x       1.36x          --
                                                          =======       =======     =======     =======     =======      =======
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(a)      Our earnings were insufficient to cover our fixed charges by $0.5 million for the year ended December 31, 2000.